Exhibit 4.11

Dated 31 March 2008

(1)  3i INVESTMENTS PLC

(2)  PHIBRO ANIMAL HEALTH CORPORATION

CONSULTANCY AGREEMENT

THIS AGREEMENT is made on 31 March 2008

BETWEEN:

(1)	3i INVESTMENTS PLC, a company incorporated in England and Wales with registered number 3975789 and whose registered office is at 16 Palace Street, London SW1E 5JD, UK (the “Consultant”); and

(2)	PHIBRO ANIMAL HEALTH CORPORATION, a company incorporated in New York and whose principal office is at 65 Challenger Road, Third Floor, Ridgefield Park, New Jersey 07660, USA (the “Company”).

WHEREAS:

(A)	The Consultant acts as investment adviser to 3i Quoted Private Equity Limited (“3i QPEL”).

(B)	Pursuant to the terms of a Stock Purchase Agreement effective 12 March 2008 between and among 3i QPEL, the Company and the shareholders of the Company signatory thereto, 3i QPEL has purchased common stock in the Company, and has entered into a Stockholders Agreement effective 12 March 2008 with the Company and a shareholder of the Company signatory thereto in connection with its purchase of shares in the Company.

(C)	The Company wishes to engage the Consultant to provide the Services subject to, and in accordance with, the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the Schedules), the following words and expressions shall have the following meanings:

Business Day	any day other than a Saturday, Sunday or bank or public holiday in Scotland and England and Wales.

Commencement Date	the date of this Agreement.

Consultant Group	the Consultant, any parent undertaking of the Consultant and all subsidiary undertakings of the Consultant and such parent undertakings.

Confidential Information	the contents of this Agreement and all information in whatever form received or obtained by a party or any other member of its Group (the “Receiving Party”) from, or on behalf of, another party or any other member of its Group (the “Disclosing Party”), including information of third parties in the possession of the Disclosing Party, as a result of, or in connection with, this Agreement (including any reports, summaries or analyses to the extent prepared from such information) other than:

(a)	any information which was in the possession of or was known to the Receiving Party or any other member of its Group prior to the disclosure by the Disclosing Party or any other member of its Group (other than through a breach of clause 9);

(b)	is independently developed by the Receiving Party without the utilisation of any such information;

(c)	is or becomes public knowledge without the fault of the Receiving Party; or

(d)	is or becomes available to the Receiving Party from a source other than the Disclosing Party in circumstances where that disclosure has not been made in breach of an obligation of confidentiality.

Specific information shall not be deemed to fall within any of the foregoing exceptions merely because it is embraced by general information within any such exception. Any combination of features received as Confidential Information by the Receiving Party hereunder shall not be deemed to fall within any of the foregoing exceptions merely because individual features are separately within any such exception, but only if the combination itself and its principles of operation, is within such exception.

Disclosing Party	the meaning ascribed to it in the definition of Confidential Information.

Dispute	any dispute or claim arising out of, or in connection with, this Agreement or in respect of the legal relationships established by this Agreement.

Due Date	the date falling thirty (30) days after the date of any invoice issued by the Consultant to the Company or, if

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such date is not a Business Day, the next following Business Day.

Fees	US$50,000 per annum, payable in arrears on 31 December in each year, or such other fees as may be agreed between the parties from time to time.

Group	in relation to a company that is a party to this agreement, the group of which such company is a party (i.e., the Consultant Group or the PAHC Group, as applicable).

Loss	any damages, loss, costs, claims or expenses of any kind howsoever arising, but excluding indirect, special or consequential loss.

Month	a calendar month (and “monthly” shall be construed accordingly).

Notice	the meaning ascribed to it in clause 20.1.

notifying party	the meaning ascribed to it in clause 6.3.

PAHC Group	the Company and all subsidiary undertakings of the Company from time to time.

Party	a party to this Agreement.

Personnel	any directors, officers, employees, agents, contractors, sub-contractors or professional advisers of a party or any other member of its Group.

Receiving Party	the meaning ascribed to it in the definition of Confidential Information.

Relationship Deed	the relationship deed entered into on or around the date of this Agreement between the Company, BFI Co., LLC and 3i QPEL.

Senior Manager	in respect of the Company, the Chief Executive Officer and in respect of the Consultant, Bruce Carnegie-Brown, a Partner in the Consultant’s 3i QPEL team (or such other individuals of equivalent or greater seniority as may be notified by one party to the other from time to time).

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Services	the services to be provided by the Consultant to the Company (and such other members of the PAHC Group as the Company may from time to time direct) under this Agreement, as more particularly set out in Schedule 1, and/or such other services as may be agreed in writing between the parties from time to time.

Term	the term of this Agreement.

VAT	value added tax.

1.2	For the purposes of this Agreement, “subsidiary undertaking” and “parent undertaking” shall have the meaning ascribed thereto in section 258 and section 259 respectively of the Companies Act 1985.

1.3	Unless the context otherwise requires, references in this Agreement (including the Schedules) to:

1.3.1	any of the masculine, feminine and neuter genders shall include other genders;

1.3.2	the singular shall include the plural and vice versa;

1.3.3	a “person” shall be construed as a reference to any individual, firm, company (including, without limitation, a limited liability company), corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

1.3.4	a “company” shall include a reference to any body corporate;

1.3.5	any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to such statute or statutory provision (including all instruments, orders or regulations made thereunder or deriving validity therefrom) as in force at the date of this Agreement and as subsequently re-enacted or consolidated; and

1.3.6	any time or date shall be construed as a reference to the time or date prevailing in England.

1.4	The headings in this Agreement are for convenience only and shall not affect its meaning.

1.5	References to a clause, Schedule or paragraph are (unless otherwise stated) to a clause of or Schedule to this Agreement or to a paragraph of the relevant Schedule. The Schedules form

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part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

2.	SERVICES

2.1	In consideration of the Company agreeing to pay the Fees to the Consultant in accordance with clause 4, the Consultant shall provide the Services to the Company (and such other members of the PAHC Group as the Company may from time to time direct) subject to, and in accordance with, the terms and conditions of this Agreement.

2.2	The Consultant undertakes that, in performing its obligations under this Agreement, it shall at all times act:

2.2.1	in accordance with the terms and conditions set out in this Agreement;

2.2.2	with reasonable skill and care;

2.2.3	in a timely (subject however to clause 2.3) and professional manner; and

2.2.4	in compliance with all applicable laws and regulations.

2.3	The Services shall be provided by the Consultant on an “as available” basis and the Consultant shall use its reasonable endeavours to provide the services within the timeframes requested by the Company. The Company acknowledges that the provision of the Services is not the sole business of the Consultant and that the provision of the Services shall not be accorded any more priority by the Consultant than the provision of similar or other services to any other customer or client of the Consultant. Accordingly, the Consultant shall be under no liability to the Company or any other member of the PAHC Group for any delay or failure to provide the Services as a result of the Consultant fulfilling its obligations to its other customers and clients (current and future) so long as such other obligations are not generally accorded any more priority than the provision of the Services.

3.	COMPANY OBLIGATIONS

The Company shall at all times during the Term:

3.1	use its reasonable endeavours to respond promptly to any request for guidance, instruction or information which is reasonably required by the Consultant to enable it to perform its obligations under this Agreement for the benefit of the Company;

3.2	provide the Consultant’s authorised Personnel (who shall also be persons falling within clause 9.2.l) with such access to the PAHC Group’s Personnel, information, property and facilities and co-operate and liaise with the Consultant as are reasonably necessary or

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desirable for the performance of the Services for the benefit of the Company.

4.	FEES

4.1	The Company shall, subject to the submission by the Consultant of a valid invoice pay to the Consultant on or before the Due Date (or procure the payment to the Consultant of) the Fees. The first Fees shall be payable, on a pro-rata basis, on 31 December 2008 in respect of the period from the Commencement Date up to and including 31 December 2008.

4.2	All amounts referred to in this Agreement are exclusive of VAT, which shall (if required) be payable by the Company at the appropriate rate at the same time as payment is made of the sum to which VAT relates.

4.3	Except as otherwise expressly provided herein, the Company shall reimburse the Consultant in respect of all reasonable out of pocket expenses properly incurred by the Consultant in connection with the performance of the Services including, without limiting the generality of the foregoing, travel and accommodation, provided that all out of pocket expenses must be approved in advance by the Company and reasonably adequate documentation must be submitted prior to reimbursement. For the avoidance of doubt, the ordinary remuneration of the Personnel of the Consultant Group shall not comprise out of pocket expenses of the Consultant.

5.	LIMITATION OF LIABILITY FOR PROVISION OF SERVICES

5.1	The Consultant agrees to act diligently and to use all reasonable care and skill in providing the Services provided however that neither the Consultant nor any member of the Consultant Group or their respective Personnel shall, in the absence of gross negligence, wilful default or fraud, be liable for any loss or damage suffered by any member of the PAHC Group arising directly or indirectly out of the provision of the Services by the Consultant or such member of the Consultant Group or their Personnel in good faith in accordance with the terms of this Agreement.

5.2	For the avoidance of doubt, the limitation of liability under this clause 5 shall not apply to the extent that such limitation shall not be permitted or effective under any laws or regulations applicable to the Consultant or any member of the Consultant Group, including the Conduct of Business Rules of the Financial Services Authority.

5.3	Subject to clause 5.2 and without prejudice to clause 5.6 below, the aggregate liability of either Party (whether such liability arises in contract, tort (including negligence) or otherwise) to the other Party’s Group for Loss arising out of, or in connection with, the provision of the Services pursuant to this Agreement shall not in any circumstances exceed, in aggregate, two times the Fees then paid by the Company pursuant to this Agreement.

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5.4	Notwithstanding any other provision of this Agreement, but subject always to clause 5.2 above and clause 5.6 below:

5.4.1	the Consultant shall not under any circumstances be liable to any member of the PAHC Group or any other person, and the Company shall not under any circumstances be liable to any member of the Consultant Group or any other person, for any Loss arising out of, or in connection with, the provision of the Services pursuant to this Agreement which is a loss of profit, goodwill, reputation, anticipated savings, or business (in each case whether direct, indirect, special, consequential, or otherwise) whatsoever and howsoever caused including, without limitation, by breach of contract or negligence;

5.4.2	the Consultant shall not under any circumstances be liable to any member of the PAHC Group or any other person for any Loss arising out of, or in connection with, the provision of the Services pursuant to this Agreement to the extent that it results from any failure or delay by any member of the PAHC Group or any of its Personnel to perform its obligations relating to the provision of the Services under this Agreement;

5.4.3	the Company shall not under any circumstances be liable to any member of the Consultant Group or any other person for any Loss arising out of, or in connection with, the provision of the Services pursuant to this Agreement to the extent that it results from any failure or delay by any member of the Consultant Group or any of its Personnel to perform its obligations relating to the provision of the Services under this Agreement.

5.5	Notwithstanding any other provision of this Agreement, nothing in this Agreement shall exclude or restrict any person’s liability for fraud or death or personal injury resulting from its own negligence.

5.6	Notwithstanding any other provision of this Agreement, nothing in this Agreement shall exclude or restrict the liability of:

5.6.1	the Consultant in respect of any Loss arising directly or indirectly out of, or in connection with, a breach by the Consultant, or any member of the Consultant Group or their respective Personnel;

5.6.2	the Company in respect of any Loss arising directly or indirectly out of, or in connection with, a breach by the Company, or any member of the PAHC Group or their respective Personnel,

of the provisions of clause 9 or clause 11 below.

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Other warranties/implied terms excluded

5.7	Except as otherwise expressly provided in this Agreement, all warranties, undertakings or other similar terms implied by statute, common law or custom are excluded to the maximum extent permitted by law.

6.	TERM AND TERMINATION

6.1	This Agreement shall commence on the Commencement Date and shall continue in full force and effect until such time as the Relationship Deed is terminated, on which date this Agreement shall automatically terminate.

6.2	Either party may terminate this Agreement at any time prior to expiry of the term set out in clause 6.1 by giving not less than 1 month’s notice to the other party at any time.

6.3	Without prejudice to its other rights, a party (the “notifying party”) shall be entitled to terminate this Agreement with immediate effect by giving notice to the other if any of the following occurs:

6.3.1	the other party ceases or threatens to cease to carry on its business or disposes or threatens to dispose of the whole or a substantial part of its undertaking, property or assets or stops or threatens to stop payment of its debts or if the other party is unable to pay its debts within the meaning of section 123(1)(e) of the Insolvency Act 1986 as if the words “if it is proved to the satisfaction of the court” were replaced by the words “in the reasonable opinion of the notifying party”;

6.3.2	a voluntary arrangement or a scheme of arrangement or composition with its creditors is entered into in relation to the other party;

6.3.3	a dissolution occurs, a winding-up petition is presented (and not withdrawn or discharged within 14 days) or a winding-up resolution (other than a voluntary winding-up for reconstruction) is passed (whether by the directors or shareholders) in relation to the other party;

6.3.4	a liquidator, receiver or administrator is appointed in respect of the other party or any of its assets, or notice to appoint an administrator is given by the other party, its directors or by a qualifying floating charge holder (as defined in the Insolvency Act 1986);

6.3.5	any event in a jurisdiction outside England and Wales similar or analogous to any of the events referred to in clauses 6.3.1, 6.3.2, 6.3.3 and/or 6.3.4; or

6.3.6	the other party is affected by a Force Majeure Event which prevents the other party from performing all, or a material part of, its obligations under this

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Agreement.

7.	CONSEQUENCES OF TERMINATION

The expiry or termination of this Agreement (howsoever caused) shall be without prejudice to:

7.1	any rights or liabilities accrued prior to the date on which the expiry or termination takes effect; and

7.2	any rights or obligations of a person which are expressly stated to survive, or by their nature survive, expiry or termination of this Agreement.

8.	FORCE MAJEURE

8.1	In this Agreement, “Force Majeure Event” shall mean any event or circumstance preventing or delaying a party from performing all or any of its obligations under this Agreement, which arises from or is attributable to acts, events, omissions or accidents beyond the reasonable control of such party, including (without limitation) acts of God, war, riot, civil commotion, terrorist act, explosion, malicious damage, telecommunications failure, fire, flood or storm.

8.2	If a party is prevented from or delayed in the performance of any of its obligations under this Agreement by any Force Majeure Event, it shall forthwith promptly serve notice in writing on the other specifying the nature and extent of the circumstances giving rise to the Force Majeure Event, and shall, subject to service of such notice, have no liability in respect of the failure to perform such of its obligations as are prevented by the Force Majeure Event during the continuation of such Force Majeure Event.

9.	CONFIDENTIALITY

9.1	Subject to clause 9.2, each party which is a Receiving Party shall, and shall procure that each other member of its Group which is a Receiving Party shall, treat in confidence all Confidential Information and shall not, and shall procure that each other member of its Group shall not:

9.1.1	disclose in whole or in part Confidential Information to any person not a party to this Agreement; or

9.1.2	use Confidential Information for a purpose other than for the exercise of its rights, or the performance of its obligations, under this Agreement.

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9.2	Notwithstanding the provisions of clause 9.1, a Receiving Party may disclose Confidential Information:

9.2.1	to its Personnel to the extent appropriate for the proper performance of this Agreement (taking into account the provisions of section 118 of the Financial Services and Markets Act 2000 and conditional upon any such Personnel being informed of the confidential nature of the Confidential Information and the Receiving Party procuring that such Personnel comply with the provisions of clause 9.1 as if they were parties to this Agreement), and provided that the Receiving Party shall be responsible for compliance with this Agreement by such Personnel;

9.2.2	to third parties (except as otherwise provided in this Agreement) with the prior written consent of the Company;

9.2.3	to its professional advisers provided that the Consultant procures, to the extent it is legally able to do so, that such adviser shall not disclose such Confidential Information to a third party without the prior written consent of the Company save where such adviser is required to do so by any law or regulatory or professional obligations, and provided that the Receiving Party shall be responsible for compliance with this Agreement by such advisers;

9.2.4	to the tax authorities, any regulatory authority, and any other governmental or public authorities, but only to the extent that such persons require the information for the proper discharge of their functions;

9.2.5	in connection with any legal proceedings; and

9.2.6	in compliance with any law or regulation, including the listing of, or maintaining the listing of, securities on any stock exchange,

provided, that in the case of any disclosure pursuant to sub-clauses 9.2.4, 9.2.5 or 9.2.6, the Receiving Party shall, if reasonably practicable, provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party to seek an appropriate protective order or other remedy to resist or narrow the scope of any such disclosure. If such protective order or other remedy is not obtained, or the Disclosing Party waives compliance, in whole or in part, with the terms of this Agreement, or the Receiving Party or its representatives are legally compelled to disclose Confidential Information, the Receiving Party or its representatives, as the case may be, shall use reasonable efforts to disclose only that portion of the Confidential Information which is legally required to be disclosed and exercise all reasonable efforts to cooperate with the Disclosing Party to obtain confidential treatment for the Confidential Information so disclosed.

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9.3	Each party which is a Receiving Party shall, and shall procure that each other member of its Group which is a Receiving Party shall, if it becomes aware of any breach of confidence or unauthorised use by any of its Personnel, promptly notify the Disclosing Party.

9.4	Following termination of this Agreement, and without prejudice to clause 7, each party which is a Receiving Party shall, and shall procure that each other member of its Group which is a Receiving Party shall, upon written request by the Disclosing Party, as soon as reasonably practicable, procure that all Confidential Information in its possession or under its control (or in the possession of, or under the control of, any other member of its Group) is, at the Receiving Party’s election, returned, deleted or destroyed (save to the extent prohibited by relevant laws or regulations) and shall confirm in writing to the Disclosing Party that it has done so.

9.5	Each party which is a Receiving Party shall, and shall procure that each other member of its Group which is a Receiving Party shall, apply to the Confidential Information at least the same security measures and degree of care as it applies to its own confidential information, and in no event less than a reasonable level of care.

9.6	All Confidential Information (including, without limitation, all copies, extracts and portions thereof) is and shall remain the sole property of the Disclosing Party. The Receiving Party does not acquire (by license or otherwise, whether express or implied) any intellectual property rights or other rights under this Agreement or any disclosure hereunder, except the limited right to use such Confidential Information in accordance with the express provisions of this Agreement. All rights relating to the Confidential Information that are not expressly granted hereunder to the Receiving Party are reserved and retained by the Disclosing Party.

9.7	The Receiving Party agrees that, due to the unique nature of the Confidential Information, the unauthorized disclosure or use of the Confidential Information may cause irreparable harm and significant injury to the Disclosing Party, the extent of which will be difficult to ascertain and for which there may be no adequate remedy at law. Accordingly, the Receiving Party agrees that the Disclosing Party, in addition to any other available remedies, shall have the right to seek an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Agreement. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8	The provisions of this clause 9 shall survive the termination of this Agreement and the return, deletion or destruction of the Confidential Information.

10.	CONTRACT MANAGEMENT/DISPUTE RESOLUTION

10.1	Any Dispute which is not resolved within 10 Business Days of being notified by one party to the other shall be referred to the Senior Managers who shall seek to resolve the Dispute in good faith as expeditiously as possible and, in any event, within ten (10) Business Days of

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the Dispute being so referred (or such other period of time as the parties may agree). If the Senior Managers are unable to resolve the Dispute within such period, a party may take any further steps to which it is entitled, including court action, in respect of such Dispute.

10.2	Nothing in this clause 10 shall restrict the right which either party may have to seek injunctive relief in respect of a breach of this Agreement.

11.	INSIDE INFORMATION

11.1	The Consultant acknowledges, and will advise members of the Consultant Group and its and their Personnel to whom Confidential Information is disclosed pursuant to this Agreement, that some or all of the Confidential Information may be inside information for the purposes of the Criminal Justice Act 1993 (the “CJA”) and may be “information which is not generally available to those using the market” within the meaning of Part VIII of the Financial Services and Markets Act 2000 (“FSMA”).

11.2	Neither the Consultant nor its Personnel to whom Confidential Information is disclosed pursuant to this Agreement shall disclose any of the Confidential Information to another person (except in accordance with the terms of this Agreement) or use this information to:

11.2.1	deal, or encourage another person to deal, in securities that are price affected securities (as defined in the CJA) in relation to the relevant inside information or disclose such information except as permitted by the CJA before the inside information is made generally available;

11.2.2	deal or attempt to deal in a qualifying investment or related investment or related investment (as defined in FSMA) on the basis of the inside information;

11.2.3	disclose the inside information to another person other than in the proper course of the exercise of their employment, profession or duties; or

11.2.4	engage or encourage another person to engage in any behaviour based on any inside information where such behaviour would constitute market abuse under Part III of FSMA, until the inside information has been made generally available.

11.3	The term “deal” is to be construed in accordance with the CJA and the term “behaviour” is to be construed in accordance with FSMA

12.	ENTIRE AGREEMENT

12.1	This Agreement (together with any documents referred to herein or therein or required to be entered into pursuant to this Agreement) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document.

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12.2	Each party acknowledges that it is entering into this Agreement without reliance on any undertaking, warranty or representation given by or on behalf of the other party other than as expressly contained in this Agreement, provided that nothing in this clause shall limit or exclude the liability of the either party for fraud or fraudulent misrepresentation.

13.	NO PARTNERSHIP OR AGENCY

This Agreement shall not create, nor shall it be construed as creating, any partnership or agency relationship between the parties. For the avoidance of doubt, nothing in the Agreement shall authorise the Consultant or any other member of the Consultant Group to enter into any agreement or arrangement or give any commitment, undertaking or agreement on behalf of any member of the PAHC Group.

14.	STATUS

Nothing in this agreement shall render any person engaged by the Consultant an employee, worker, agent or partner of the Company and the Consultant nor any person engaged by the Consultant shall not hold them self out as such.

15.	VARIATIONS AND WAIVERS

15.1	No variation of this Agreement shall be effective unless made in writing, signed by or on behalf of each of the parties and expressed to be such a variation.

15.2	No failure or delay by any party or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same, nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

15.3	No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

16.	ASSIGNMENT/SUB-CONTRACTING

Neither party shall, without the prior consent of the other party, such consent not to be unreasonably withheld or delayed, assign any of its rights, or sub-contract, delegate or transfer any of its obligations, under this Agreement.

17.	COUNTERPARTS

This Agreement may be executed as two counterparts and execution by each party of any

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one of such counterparts shall constitute due execution of this Agreement.

18.	RIGHTS OF THIRD PARTIES

18.1	Each member of the Consultant Group, the PAHC Group or their respective Personnel shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce its rights against the Company under clause 5 provided that any such member of the Consultant Group or their respective Personnel must obtain the written consent of the Consultant, and any such member of the PAHC Group or their respective Personnel must obtain the written consent of the Company, before it may bring proceedings to enforce the terms of clause 5 and, save to the extent notified in writing by the Consultant to the relevant member of the Consultant Group or their respective Personnel, the Consultant (without obligation) shall have the sole conduct of any such action on behalf of any member of the Consultant Group or their respective Personnel, and to the extent notified in writing by the Company to the relevant member of the PAHC Group or their respective Personnel, the Company (without obligation) shall have the sole conduct of any such action on behalf of any member of the PAHC Group or their respective Personnel.

18.2	Save as provided in clause 18.1 a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

18.3	Notwithstanding the provisions of clauses 18.1 and 18.2, any rights arising by virtue of the Contracts (Rights of Third Parties) Act 1999 may be rescinded or varied in any way or at any time by the parties to this Agreement without the consent of any member of the Consultant Group or their respective Personnel.

19.	COSTS

Save as otherwise expressly provided in this Agreement or any agreement to be entered into pursuant hereto, each party shall pay its own costs and expenses incurred in connection with the preparation, negotiation and completion of this Agreement.

20.	NOTICES

20.1	Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this clause) shall be in English, in writing and signed by or on behalf of the person giving it.

20.2	Service of a Notice must be effected by one of the following methods:

20.2.1	by hand to the relevant address as provided for in this clause and shall be deemed served upon delivery if delivered during a Business Day, or at the start

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of the next Business Day if delivered at any other time;

20.2.2	by prepaid first-class post to the relevant address as provided for in this clause and shall be deemed served at the start of the second Business Day following the day on which it was posted; or

20.2.3	by fax to the relevant fax number as provided for in this clause and shall be deemed served on despatch, if despatched during a Business Day, or at the start of the next Business Day if despatched at any other time, provided that in each case a receipt indicating complete transmission of the Notice is obtained by the sender and that a copy of the Notice is also despatched to the recipient using a method described in clauses 20.2.1 and 20.2.2 (inclusive) no later than the end of the next Business Day.

20.3	In clause 20.2, “during a Business Day” means any time between 9.00 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of a Business Day” and “the end of a Business Day” shall be construed accordingly.

20.4	Notices shall be addressed as follows:

20.4.1	if to the Consultant:

16 Palace Street, London SWlE 5JD
Fax: +44 20 7928 0058
For the attention of: The Company Secretary

20.4.2	if to the Company:

65 Challenger Road, Third Floor,
Ridgefield Park, New Jersey 07660
USA

Fax: +1 (201) 329 7041
For the attention of: General Counsel

20.5	A party may change its address for service provided that the new address is within the same country and that it gives the other party not less than ten (10) days’ prior notice in accordance with this clause 20. Until the end of such notice period, service on either address shall be effective.

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21.	GOVERNING LAW

This Agreement and the rights and obligations of the parties shall be governed by, and construed in accordance with, the laws of England and Wales, and each party irrevocably agrees to submit to the non-exclusive jurisdiction of the courts of England and Wales and the state and federal courts in the State of New York.

THIS AGREEMENT has been duly executed on the date first stated above.

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SCHEDULE 1

SERVICES

1.	Assisting the Company in the preparation of its business plans and budgets.

2.	Assisting the Company in any review of the operations and strategy of the PAHC Group or any part or parts thereof (including any acquisition or disposal strategy).

3.	Assisting in evaluating business expansion opportunities and the preparation of proposals for approval by the Company’s board of directors.

4.	Assisting the Company in any review of its financial or operating reporting procedures and the format of any reports generated as a result of such procedures.

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EXECUTED by	)
acting under Power of Attorney	) John Woyton
for 3i INVESTMENTS PLC	)

/s/ John Woyton

EXECUTED by	)
PHIBRO ANIMAL HEALTH CORPORATION	)
acting by:	)

SIGNATURE PAGE TO CONSULTANCY AGREEMENT